EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

Supplement to Prospectus dated February 22, 2021

The following changes are effective July 1, 2021:

The following replaces the sixth paragraph under “The Adviser” in “Management of the Fund” in the Prospectus:

John H. Croft, CFA, Derek DiGregorio, Aaron S. Dunn, CFA, Bradley Galko, CFA and Edward J. Perkin, CFA comprise the investment team responsible for the overall management of specific segments of the Fund’s investments as well as allocations of the Fund’s assets between common and preferred stocks. Mr. Croft is a Vice President of Eaton Vance and has been a portfolio manager of the Fund since March 2010. Mr. DiGregorio is a Vice President of Eaton Vance, has been employed by Eaton Vance for more than five years and has been a portfolio manager of the Fund since July 2021. Mr. Dunn is a Vice President of Eaton Vance, has been employed by Eaton Vance for more than five years and has been a portfolio manager of the Fund since December 2017. Mr. Galko is a Vice President of Eaton Vance, has been employed by Eaton Vance for more than five years and has been a portfolio manager of the Fund since February 2020. Mr. Perkin is a Vice President and Chief Investment Officer, Equity of Eaton Vance and has been a portfolio manager of the Fund since September 2014. Messrs. Croft and Perkin have managed other Eaton Vance portfolios for more than five years.

May 13, 2021

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

Supplement to Statement of Additional Information dated February 22, 2021

The following changes are effective July 1, 2021:

The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
John H. Croft(1)
Registered Investment Companies	9	$ 6,861.6	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	1	$ 12.6	0	$ 0
Derek DiGregorio(2)
Registered Investment Companies	2	$ 81.0	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	0	$ 0	0	$ 0
Aaron S. Dunn(3)
Registered Investment Companies	5	$ 4,652.7	0	$ 0
Other Pooled Investment Vehicles	2	$ 70.7	0	$ 0
Other Accounts	24	$ 1,608.1	0	$ 0
Bradley Galko(3)
Registered Investment Companies	5	$ 4,652.7	0	$ 0
Other Pooled Investment Vehicles	2	$ 70.7	0	$ 0
Other Accounts	24	$ 1,608.1	0	$ 0
Edward J. Perkin(3)
Registered Investment Companies	5	$ 4,652.7	0	$ 0
Other Pooled Investment Vehicles	2	$ 70.7	0	$ 0
Other Accounts	24	$ 1,608.1	0	$ 0
(1)	This portfolio manager serves as portfolio manager of one or more registered investment companies that invests or may invest in one or more underlying registered investment companies in the Eaton Vance family of funds or other pooled investment vehicles sponsored by Eaton Vance. The underlying investment companies may be managed by this portfolio manager or another portfolio manager.
(2)	As of March 31, 2021
(3)	This portfolio manager provides advisory services for certain of the “Other Accounts” on a nondiscretionary or model basis. For “Other Accounts” that are part of a wrap account program, the number of accounts is the number of sponsors for which the portfolio manager provides advisory services rather than the number of individual customer accounts within each wrap account program. The assets managed may include assets advised on a nondiscretionary or model basis.

The following table shows the dollar range of shares of the Fund beneficially owned by each portfolio manager as of the Fund’s most recent fiscal year ended October 31, 2020 and in the Eaton Vance Family of Funds as of December 31, 2020.

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned in the Fund	Aggregate Dollar Range of Equity Securities Beneficially Owned in all Registered Funds in the Eaton Vance Family of Funds
John H. Croft	None	$500,001 – $1,000,000
Derek DiGregorio	None(1)	$100,001 - $500,000
Aaron S. Dunn	$1 - $10,000	$500,001 – $1,000,000
Bradley Galko	None	$500,001 – $1,000,000
Edward J. Perkin	$50,001 - $100,000	Over $1,000,000

(1)	As of March 31, 2021

May 13, 2021